EXHIBIT 11
                                 TRIBUNE COMPANY

                 STATEMENTS OF COMPUTATION OF BASIC AND DILUTED
                               EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                                              Second Quarter Ended              First Half Ended
                                                         -----------------------------   -----------------------------
BASIC                                                    June 28, 1998   June 29, 1997   June 28, 1998   June 29, 1997
                                                         -------------   -------------   -------------   -------------

   Net income                                                 $147,648        $110,932        $217,725        $175,437
   Preferred dividends, net of tax                              (4,696)         (4,700)         (9,391)         (9,399)
                                                              --------        --------        --------        --------

   Net income attributable to common shares                   $142,952        $106,232        $208,334        $166,038
                                                              --------        --------        --------        --------

   Weighted average common shares outstanding                  122,139         122,822         122,356         122,684
                                                              --------        --------        --------        --------

   Basic earnings per share                                   $   1.17        $    .86        $   1.70        $   1.35
                                                              ========        ========        ========        ========


DILUTED

   Net income                                                 $147,648        $110,932        $217,725        $175,437
   Additional ESOP contribution required assuming
     all preferred shares were converted, net of tax            (3,188)         (3,288)         (6,377)         (6,576)
                                                              --------        --------        --------        --------

   Adjusted net income                                        $144,460        $107,644        $211,348        $168,861
                                                              --------        --------        --------        --------

   Weighted average common shares outstanding                  122,139         122,822         122,356         122,684
   Assumed conversion of preferred shares into
     common shares                                              10,715          11,093          10,715          11,093
   Assumed exercise of stock options, net of common
     shares assumed repurchased with the proceeds                1,834           1,419           1,845           1,292
                                                              --------        --------        --------        --------

   Adjusted weighted average common shares outstanding         134,688         135,334         134,916         135,069
                                                              --------        --------        --------        --------

   Diluted earnings per share                                 $   1.07        $    .80        $   1.57        $   1.25
                                                              ========        ========        ========        ========